UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 10, 2008
PATRICK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3922	35-1057796

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2008, Patrick Industries, Inc., an Indiana corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) providing for the sale of 1,125,000 shares of its common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) at $7.00 per share, for an aggregate purchase price of $7,875,000. The sale was completed on March 12, 2008. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the $14.8 million in principal currently outstanding under the Company’s 9.5% Senior Subordinated Promissory Notes (the “Notes”), and to pay related accrued interest. The Notes were originally issued to Tontine in May 2007 as part of the financing for the Company’s acquisition of Adorn Holdings, Inc. (“Adorn”). A copy of the Securities Purchase Agreement is attached as Exhibit 10.1. Copies of the press releases announcing the execution of the Securities Purchase Agreement and the closing of the sale are attached as Exhibit 99.1 and Exhibit 99.2.

On March 10, 2008, the Company entered into a Standby Purchase Agreement (the “2008 Standby Purchase Agreement’) with Tontine in connection with its proposed rights offering of 1,125,000 additional shares of common stock to its shareholders. Under the proposed rights offering, shareholders will receive one right to purchase .157717 of a share of common stock for each share of common stock held as of a to-be-determined record date at a purchase price of $7.00 per share, or an aggregate purchase price of $7,875,000. This proposed rights offering and the sale of shares to Tontine replace the previously announced rights offering approved by the Company’s shareholders in November 2007. Pursuant to the 2008 Standby Purchase Agreement, Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the rights offering and (ii) those shares that are unsubscribed for by other shareholders at the close of the rights offering at the same price of $7.00 per share. The Company will use the net proceeds from the rights offering to prepay the remaining principal balance on the Notes and to pay related accrued interest, and will use any remaining funds to reduce borrowings under its revolving credit facility. The Company will seek approval of its shareholders for the rights offering and the 2008 Standby Purchase Agreement at its annual meeting, currently scheduled to be held on May 13, 2008. A copy of the 2008 Standby Purchase Agreement is attached as Exhibit 10.2.

The foregoing is neither an offer to purchase nor a solicitation of an offer to sell any securities.

In connection with the issuance of shares to Tontine and the proposed rights offering, the Company amended its Rights Agreement (the “Rights Agreement”), dated as of March 21, 2006, as amended on May 18, 2007 with National City Bank, as Rights Agent, to permit the acquisition by Tontine of the shares offered in the private placement and in the proposed rights offering. A copy of Amendment No. 2 to the Rights Agreement is attached as Exhibit 10.3.

Following its purchase of shares pursuant to the Securities Purchase Agreement, Tontine owns 48.6% of the Company’s common stock. In connection with financing Tontine provided for the Company’s acquisition of Adorn in May of 2007, the Company entered into a private placement with Tontine, whereby Tontine purchased 980,000 shares of its common stock and provided interim subordinated debt financing in exchange for the Notes, all pursuant to a

Securities Purchase Agreement (the “2007 Securities Purchase Agreement”). Under the 2007 Securities Purchase Agreement, the Company granted Tontine the right to appoint (i) one nominee to its Board of Directors so long as it holds between 7.5% and 14.9% of the common stock then outstanding, and (ii) two nominees to its Board of Directors so long as it holds at least 15.0% of the common stock then outstanding. As of the date hereof, there are no appointed or elected Tontine representatives on the Company’s Board. The Company has also entered into an Amended and Restated Registration Rights Agreement with Tontine under which it has agreed to register shares of its common stock held by Tontine.

The foregoing descriptions of the Securities Purchase Agreement, the 2008 Standby Purchase Agreement and Amendment No. 2 to the Rights Agreement are qualified in their entirety by reference to the actual agreements, copies of which are attached as Exhibits hereto and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry into the 2008 Standby Purchase Agreement referenced in paragraph two of Item 1.01 above, the Company and Tontine terminated their Standby Purchase Agreement, dated September 17, 2007, that was entered into in connection with the previously announced rights offering that was approved by the Company’s shareholders in November 2007. A copy of the Termination Agreement is attached hereto as Exhibit 10.4.

The previously announced rights offering as approved by shareholders in November 2007 will not be pursued and has been replaced by the rights offering described in Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See the description in Item 1.01 regarding the sale by the Company of 1,125,000 shares of its common stock to Tontine.

Item 3.03 Material Modification to Rights of Securityholders

See the description in Item 1.01 regarding the amendment to the Rights Agreement.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits
Exhibit 10.1	Securities Purchase Agreement
Exhibit 10.2	Standby Purchase Agreement
Exhibit 10.3	Amendment No. 2 to the Rights Agreement
Exhibit 10.4	Termination Agreement
Exhibit 99.1	March 10, 2008 Press Release
Exhibit 99.2	March 12, 2008 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.

(Registrant)

DATE March 13, 2008	BY	/s/ Andy L. Nemeth

Andy L. Nemeth
Executive Vice President – Finance
Secretary-Treasurer, and Chief Financial Officer